Exhibit 11.1

LENOX GROUP INC
COMPUTATION OF NET LOSS PER SHARE
(In thousands, except per share amounts)

	13 WEEKS ENDED JUNE 30, 2007	13 WEEKS ENDED JULY 1, 2006

Basic:
Net loss	$(11,311)	$(41,182)

Weighted average number of common shares outstanding	13,812	13,746

Net loss per common share – basic	$(0.82)	$(3.00)

Assuming Dilution:
Net loss	$(11,311)	$(41,182)

Weighted average number of common shares outstanding	13,812	13,746

Dilutive impact of the assumed exercise of stock options and unvested restricted stock	—	—

Weighted average number of common and common equivalent shares	13,812	13,746

Net loss per common share – assuming dilution	$(0.82)	$(3.00)

LENOX GROUP INC
COMPUTATION OF NET LOSS PER SHARE
(In thousands, except per share amounts)

	26 WEEKS ENDED JUNE 30, 2007	26 WEEKS ENDED JULY 1, 2006

Basic:
Net loss	$(24,306)	$(48,268)

Weighted average number of common shares outstanding	13,798	13,736

Net loss per common share – basic	$(1.76)	$(3.51)

Assuming Dilution:
Net loss	$(24,306)	$(48,268)

Weighted average number of common shares outstanding	13,798	13,736

Dilutive impact of the assumed exercise of stock options and unvested restricted stock	—	—

Weighted average number of common and common equivalent shares	13,798	13,736

Net loss per common share – assuming dilution	$(1.76)	$(3.51)